FARMHOUSE, INC. 2021 OMNIBUS INCENTIVE PLAN

(EFFECTIVE MAY 16, 2021)

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of the date set forth on Schedule I hereto (the “Grant Date”), by and between the Company and the recipient (the “Grantee”) reflecting an Award of Restricted Stock granted by the Committee as set forth in this Agreement.

The Company has adopted the Farmhouse, Inc. 2021 Omnibus Incentive Plan (as has been or may hereafter be amended, the “2021 OIP”), a copy of which is attached as Exhibit A and by this reference made a part hereof, for the benefit of eligible persons as specified in the 2021 OIP.

Pursuant to the 2021 OIP, the Committee has determined that it would be in the interest of the Company and its stockholders to award Shares of Restricted Stock to the Grantee, subject to the conditions and restrictions set forth herein and in the 2021 OIP, in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the service or employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.

The Company and the Grantee therefore agree as follows:

1.Definitions. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the 2021 OIP. In addition, the following terms, when used in this Agreement, have the following meanings:

•“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in San Francisco, California, are required or authorized to be closed.

•“Qualifying Service” has the meaning specified in Section 5.

•“Restricted Stock” has the meaning specified in Section 2.

•“Replacement Award” has the meaning specified in Section 6.

•“Retained Distributions” has the meaning specified in Section 4.

•“Section 409A” has the meaning specified in Section 23.

•“Vesting Date” has the meaning specified in Section 5.

•“Unvested Fractional Restricted Share” has the meaning specified in Section 5.

2.Award. Pursuant to the terms of the 2021 OIP and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date the number of Shares of Restricted Stock authorized by the

1

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RESTRICTED STOCK AWARD AGREEMENT

Committee and set forth in Schedule I hereto, subject to the conditions and restrictions set forth in this Agreement and in the 2021 OIP (the “Restricted Stock”).

3.Issuance of Shares of Restricted Stock at Beginning of the Period of Restriction. Upon issuance of Shares of Restricted Stock, such Shares of Restricted Stock will be registered in a book entry account in the name of the Grantee. During the Period of Restriction, any statement of ownership representing the Shares of Restricted Stock that may be issued during the Period of Restriction, and any securities constituting Retained Distributions will bear a restrictive legend to the effect that ownership of the Shares of Restricted Stock (and such Retained Distributions), and the rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the 2021 OIP and this Agreement.

4.Restrictions. The Restricted Stock will constitute issued and outstanding Shares for all corporate purposes. During the Period of Restriction, the Grantee will have the right to vote such Restricted Stock, to receive and retain such dividends and distributions paid or distributed on such Restricted Stock as the Committee may in its sole discretion designate, and to exercise all other rights, powers and privileges of a holder of Shares of Restricted Stock, except that: (a) the Grantee will not be entitled to delivery of Shares of Restricted Stock until the Period of Restriction shall have expired and unless all other requirements, as determined by the Company in its sole discretion, with respect thereto shall have been fulfilled or waived; (b) the Company or its designee will retain custody of the Shares of Restricted Stock during the Period of Restriction as provided in Section 8(c) of the 2021 OIP; (c) other than such dividends and distributions as the Committee may in its sole discretion designate, the Company or its designee will retain custody of all Dividends and other distributions (collectively, “Retained Distributions”) made or declared with respect to the Shares of Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions will not bear interest or be segregated in a separate account; (d) except as provided in Section 11, the Grantee may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock or any Retained Distributions or the Grantee’s interest in any of them during the Period of Restriction; and (e) a breach of any restrictions, terms or conditions provided in the 2021 OIP or established by the Committee with respect to any Shares of Restricted Stock or Retained Distributions will cause a forfeiture of such Shares of Restricted Stock and any Retained Distributions with respect thereto. The Company may place on the certificate evidencing the Shares of Restricted Stock a legend and institute stop-transfer orders on such Shares. The Grantee shall be obligated to sign a STOCK POWER, the form of which is attached as Exhibit B and by this reference made a part hereof, relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

5.Vesting and Forfeiture of Restricted Stock. Subject to any earlier vesting in accordance with Section 6, the Grantee will become vested as to that number of Shares of Restricted Stock subject to this Agreement that is equal to the graded, pro-rated, or cliff vesting percentage set forth on Schedule I hereto of the total number of such Shares of Restricted Stock

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RESTRICTED STOCK AWARD AGREEMENT

that are subject to this Agreement (in each case, rounded down to the nearest whole number of such Share of Restricted Stock) on each of the dates indicated on Schedule I hereto (each such date, together with any other date on which Shares of Restricted Stock vest pursuant to this Agreement, a “Vesting Date”). If rounding pursuant to the preceding sentence prevents any portion of a Share of Restricted Stock from becoming vested on a particular Vesting Date (any such portion, an “Unvested Fractional Restricted Share”), one additional Restricted Share of such type of Restricted Share will become vested on the earliest succeeding Vesting Date on which the cumulative fractional amount of all Unvested Fractional Restricted Shares of such type of Restricted Share (including any Unvested Fractional Restricted Share created on such succeeding Vesting Date) equals or exceeds one whole Restricted Share, with any excess treated as an Unvested Fractional Restricted Share thereafter subject to the application of this sentence and the following sentence. Any Unvested Fractional Restricted Share comprising part of a whole Restricted Share that vests pursuant to the preceding sentence will thereafter cease to be an Unvested Fractional Restricted Share. Notwithstanding the foregoing, (a) the Grantee will not vest, pursuant to this Section 5, in Restricted Shares as to which the Grantee would otherwise vest as of a given date if the Grantee has not been continuously employed by the Company or its Subsidiaries from the date of this Agreement through such date, or, if the Grantee is a Director or Consultant, the Grantee has not been continuously providing Qualifying Service (as set forth in Schedule I hereto) as a Director or Consultant through such date (the vesting or forfeiture of such Shares to be governed instead by the provisions of Section 6), and (b) in the event that any date on which vesting would otherwise occur is a Saturday, Sunday or a holiday, such vesting will instead occur on the Business Day next following such date. Unless otherwise determined by the Committee in its sole discretion, Retained Distributions will be subject to the same vesting and forfeiture conditions that are applicable to the Shares of Restricted Stock to which such Retained Distributions relate.

6.Early Termination or Vesting. Unless otherwise determined by the Committee in its sole discretion:

(a)If the Grantee’s employment with the Company or a Subsidiary terminates or, if the Grantee is a Director or Consultant of the Company, if the Grantee’s service to the Company as such terminates, in each case for any reason other than death, then the Award, to the extent not theretofore vested, will be forfeited immediately.

(b)If the Grantee dies while employed by the Company or a Subsidiary or while serving as a Director or Consultant of the Company, as applicable, then the Award, to the extent not theretofore vested, will become vested and the Restriction Period shall lapse on the date of the Grantee’s death solely to the extent that such Award would have vested during the 12-month period following the date of the Grantee’s death had the Grantee continued to be employed by, or providing services to, the Company or a Subsidiary during that 12-month period.

Unless the Committee otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement if such change of employment is made at the request or with the express consent of the Company. Unless the Committee otherwise determines, however, any such change of employment that is

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RESTRICTED STOCK AWARD AGREEMENT

not made at the request or with the express consent of the Company will be a termination of the Grantee’s employment within the meaning of this Agreement.

7.Completion of the Period of Restriction. On the Vesting Date with respect to each Award of Restricted Stock, and subject to the satisfaction of any other applicable restrictions, terms and conditions, (a) all or the applicable portion of such Shares of Restricted Stock will become vested and (b) any Retained Distributions with respect to such Shares of Restricted Stock will become vested to the extent that the Shares of Restricted Stock related thereto shall have become vested, all in accordance with the terms of this Agreement. Any such Shares of Restricted Stock and Retained Distributions that shall not become vested will be automatically forfeited to the Company, and the Grantee will not thereafter have any rights (including dividend and voting rights) with respect to such Shares of Restricted Stock or any Retained Distributions that are so forfeited.

8.Adjustments; Change in Control.

(a)The Shares of Restricted Stock will be subject to adjustment (including, without limitation, as to the number of Shares of Restricted Stock) in such manner as the Committee, in its sole discretion, deems equitable and appropriate.

(b)Upon the occurrence of a Change in Control, any Period of Restriction or other restriction imposed on Shares of Restricted Stock shall lapse unless such Shares of Restricted Stock are assumed, converted or replaced by the continuing entity. In the event of a Grantee’s termination of employment without Cause or termination with Good Reason within twelve (12) months following consummation of a Change in Control, the Period of Restriction on any replacement awards shall lapse upon such termination.

9.Mandatory Withholding for Taxes. The Grantee acknowledges and agrees that, upon the expiration of the Period of Restriction, the Company shall satisfy the Grantee’s tax withholding obligations, calculated at the applicable minimum statutory rate, arising in connection with the release of restrictions on the Shares of Restricted Stock by withholding Shares that would otherwise be available for delivery. Alternatively, the Committee, in its discretion, may allow the Grantee to satisfy the Grantee’s tax withholding obligations by payment to the Company in cash or by certified check, bank draft, wire transfer, or postal or express money order. Notwithstanding the foregoing, the Committee, in consideration of applicable accounting standards, has full discretion to either (a) allow the Grantee to elect, or (b) otherwise direct as a general rule, to have the Company withhold Shares for taxes at an amount greater than the applicable minimum statutory amount.

10.Delivery by the Company. As soon as practicable after the vesting of Shares of Restricted Stock pursuant to this Agreement, but no later than thirty (30) days after such vesting occurs, and subject to the withholding referred to in Section 9, the Company will (a) cause to be removed from the Shares of Restricted Stock that have vested the restriction described in Section 3 or cause to be issued and delivered to the Grantee (in certificate or electronic form) Shares of Common Stock equal to the number of Restricted Shares that have vested, and (b) shall cause to be delivered to the Grantee any Retained Distributions with respect to such vested Shares. If

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RESTRICTED STOCK AWARD AGREEMENT

delivery of certificates is by mail, delivery of Shares of Common Stock will be deemed effected for all purposes when a stock transfer agent of the Company has deposited the certificates in the United States mail, addressed to the Grantee.

11.Nontransferability of Restricted Stock before Vesting. Shares of Restricted Stock that have not vested are not transferable (either voluntarily or involuntarily), before or after the Grantee’s death, except by will, by the laws of descent and distribution or, solely to the extent and in the manner authorized by the Committee, by transfer to members of the Participant’s Immediate Family or pursuant to a qualified domestic relations order. Any person to whom Shares of Restricted Stock are transferred in accordance with the provisions of the preceding sentence shall take such Shares of Restricted Stock subject to all of the terms and conditions of the 2021 OIP and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee. Certificates representing Shares of Restricted Stock that have vested may be delivered (or, in the case of book entry registration, registered) only to the Grantee (or during the Grantee’s lifetime, to the Grantee’s court appointed legal representative) or to a person to whom the Shares of Restricted Stock have been transferred in accordance with this Section.

12.Company’s Rights. The existence of this Agreement will not affect in any way the right or power of the Company, any Subsidiary, or any stockholders thereof to accomplish any corporate act.

13.Restrictions Imposed by Law. The Grantee will not require the Company to deliver any Shares of Restricted Stock and the Company will not be obligated to deliver any Shares of Restricted Stock if counsel to the Company determines that such exercise, delivery or payment would violate any Applicable Law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which Shares of common stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of any Shares of Restricted Stock to comply with any such law, rule, regulation or agreement.

14.Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address specified for the Company in Schedule I hereto. Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

15.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 2 of the 2021 OIP, as applicable. Without limiting the generality of the foregoing, without the consent of the Grantee:

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(a)this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b)subject to any required action by the Board or the stockholders of the Company, the Award evidenced by this Agreement may be canceled by the Committee and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the 2021 OIP as of the date such new Award is made and no such action will adversely affect the Share of Restricted Stock to the extent then vested.

16.Grantee Employment or Status as a Director or Consultant. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any Subsidiary or to continue as a Director or Consultant of the Company, or interfere in any way with the right of the Company or any employing Subsidiary (or the Company’s stockholders in the case of a Director or Consultant) to terminate the Grantee’s employment or service, as applicable, at any time, with or without Cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.

17.Nonalienation of Benefits. Except as provided in Section 11 and prior to the vesting of any Share of Restricted Stock: (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void; and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

18.Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Nevada. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Nevada in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

19.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the 2021 OIP. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all

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variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding the 2021 OIP or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the 2021 OIP and this Agreement, the terms of the 2021 OIP will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

20.Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.

21.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Restricted Stock and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Restricted Stock. Subject to the restrictions set forth in Sections 11 and 17, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

22.Grantee Acknowledgment. The Grantee will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via execution of this Agreement.

23.Code Section 409A Compliance. To the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) is applicable to the Grantee in connection with the Award, if any provision of this Agreement would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.

24.Stock Ownership Guidelines. This Award may be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.

[Signature Page Follows]

FARMHOUSE, INC. 2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth on Schedule I hereto.

FARMHOUSE, INC.

By:

Name: Evan Horowitz

Title: Chief Executive Officer

GRANTEE

By:

Grantee:  Leslie Rachel Katz

Address:  1356 Holman Road

 Oakland, CA 94610

Schedule I – GRANTEE RESTRICTED STOCK AWARD SCHEDULE

Exhibit A – FARMHOUSE, INC. 2021 OMNIBUS INCENTIVE PLAN

Exhibit B – Stock Power (per Section 4 hereof)

FARMHOUSE, INC. 2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

SCHEDULE I

GRANTEE RESTRICTED STOCK AWARD SCHEDULE

Grantee Name:	Leslie Rachel Katz
Grant Date:	October 13, 2023
Number of Shares of Restricted Stock:	200,000 shares
Initial Vesting Date:	December 31, 2023
Vesting Schedule:	See below
Qualifying Service:

Unless the Committee in its sole discretion determines otherwise in connection with the commencement of employment or service to the Company, or its Subsidiary, notwithstanding anything to the contrary in this Agreement, Grantee’s employment or service with the Company or any entity that is a Subsidiary of the Company at the time of determination shall be deemed to be employment or service with the Company for all purposes under the Award granted pursuant to this Agreement.

Other Clawback Policies:

Notwithstanding any other provisions in the 2021 OIP, this Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with SEC regulations or other Applicable Law, as amended or superseded from time to time.

Company Notice Address:	Farmhouse, Inc. 548 Market Street, PMB 90355 San Francisco, CA 94103 Attn: Evan Horowitz, Chief Executive Officer

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Vesting schedule:

Vesting Date	Shares Vested on such Vesting Date

December 31, 2023	100,000
March 31, 2024	12,500
June 30, 2024	12,500
September 30, 2024	12,500
December 31, 2024	12,500
March 31, 2025	12,500
June 30, 2025	12,500
September 30, 2025	12,500
December 31, 2025	12,500

TOTAL	200,000